Exhibit 4.122

Loan Agreement

Contract No. :ABC(2012)1003-1 13010120150000536

Borrower : Shijie Kaiyuan Auto Trading Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : March 12, 2015

Loan Amount : RMB100,000,000

Length of maturity : From March 17, 2015 to March 16, 2016

Use of Loan : Vehicle Purchase

Loan Interest : 6.6875%

Debt Note:   Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

1.	Date of Draft : March 17, 2015

Draft Amount: RMB100,000,000

Withdrawal Amount : RMB100,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

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Repayment Date : March 13, 2016

Loan Guarantee : Guaranty of Pledge

- Shijie Kaiyuan Auto Trading Co., Ltd. make pledge account receivable to Agricultural Bank of China, Shijiazhuang North City Branch, with the contract no. ABC(2012)1011-7 20140306-3